FOR IMMEDIATE RELEASE    CONTACT
Monday, August 26, 2013        Kathleen Till Stange, Corp. & Investor Relations Vice President
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

FBL Financial Group Declares Special Cash Dividend, Increases Quarterly Cash Dividend and Announces Other Capital Deployment Actions

West Des Moines, Iowa, August 26, 2013 - FBL Financial Group, Inc. (NYSE: FFG) today announced a 36 percent increase in the quarterly cash dividend to $0.15 per share, a special cash dividend of $2.00 per share, a tender offer for 99 percent of its Class B common shares and the intent to repay $50 million of affiliate debt.

“The return of cash to shareholders via the special one-time dividend and the increased regular quarterly cash dividend reinforces our belief in the strength of our Farm Bureau Life business and our commitment to deploy its strong cash generation in an effective and efficient manner,” said James P. Brannen, Chief Executive Officer of FBL Financial Group, Inc. “Even with these capital transactions, our balance sheet remains very strong, with considerable financial strength, which allows for the financial flexibility to take advantage of opportunities as they arise.”

Special Dividend of $2.00 Per Share. FBL Financial Group's Board of Directors has declared a special, one-time cash dividend of $2.00 per share payable on September 13, 2013 to Class A and Class B common stockholders of record as of September 6, 2013. The total amount of the special dividend payment is estimated to be approximately $51 million.

Quarterly Dividend Increase to $0.15 Per Share. FBL Financial Group's Board of Directors has declared a quarterly cash dividend of $0.15 per share, payable on September 30, 2013 to Class A and Class B common stockholders of record as of September 13, 2013. This represents a 36 percent increase from the prior quarterly dividend of $0.11 per share paid during June 2013, and reflects an annual dividend rate of $0.60 per share.

Tender Offer of Class B Shares. FBL Financial Group's Board of Directors has authorized the repurchase of Class B common shares of up to $56.5 million. The repurchases will be effected by a tender offer for 99 percent of all Class B shares outstanding, conditioned upon participation by all Class B stockholders. The tender price will be based upon the average of the closing price of FBL's Class A common stock for the seven consecutive business days preceding the tender closing date of September 25, 2013. The average closing price notwithstanding, there will be a floor under the repurchase price of $45 per share, and a ceiling on the repurchase price of $50 per share. Assuming the special, one-time cash dividend of $2.00 per share is paid prior to the closing date of the tender offer, then the floor price and ceiling price would be reduced by the $2.00 special dividend amount.

To preserve current voting rights as to matters subject to a vote by Class B shareholders, the repurchase will take place only if all Class B stockholders participate in the tender or agree to have their pro rata share of Class B shares converted to Class A prior to the tender. Additionally, this transaction is conditioned upon approval by the Iowa Insurance Division of a dividend from Farm Bureau Life Insurance Company to the holding company.

Pay Off of $50 Million Affiliate Debt. Prior to the end of the third quarter, FBL Financial Group expects to repay its $50 million senior notes with a rate of 6.10%, due May 3, 2015. The holders of these notes are both affiliates of FBL Financial Group. Farm Bureau Property & Casualty Insurance Company holds a note for $25 million and an investment affiliate of Iowa Farm Bureau Federation, FBL's majority shareholder, holds a note for $25 million. Both notes are prepayable anytime at par.

Anticipated Financial Impact. FBL Financial Group expects to fund these capital transactions using existing funds at the holding company level along with a $120 million dividend from Farm Bureau Life Insurance Company to the holding company. This $120 million dividend is expected to reduce Farm Bureau Life's company action level risk based capital ratio by approximately 100 points, resulting in an estimated June 30, 2013 pro forma company action level risk based capital ratio of 425 percent. Following these capital transactions, excess capital at the holding company level is estimated to be approximately $70 million. The financial impact to FBL Financial Group is dependent upon the results of the tender offer, but is expected to be marginally accretive to operating income per share and dilutive to book value per share.

Certain statements in this release concerning FBL Financial Group's prospects for the future are forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act. These statements generally can be identified by their context, including terms such as “believes,” “anticipates,” “expects,” or similar words. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statement. These risks and uncertainties are detailed in FBL Financial Group's reports filed with the Securities and Exchange Commission and include, but are not limited to, difficult conditions in financial markets and the economy, lack of liquidity and access to capital, investment valuations, interest rate changes, changes in laws and regulations, competitive factors, relationships with Farm Bureau organizations, differences between actual claims experience and underwriting assumptions, the ability to attract and retain sales agents, adverse results from litigation and a decrease in ratings. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable; however, no assurance can be given that the assumptions will prove to be correct.

FBL Financial Group is a holding company whose purpose is to protect livelihoods and futures. Its primary operating subsidiary, Farm Bureau Life Insurance Company, underwrites and markets a broad range of life insurance and annuities to individuals and businesses, which are distributed by multiline exclusive Farm Bureau agents. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. FBL Financial Group, headquartered in West Des Moines, Iowa, is traded on the New York Stock Exchange under the symbol FFG. For more information, please visit www.fblfinancial.com.

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